NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                       FOR IMMEDIATE RELEASE

                                                       July 26, 2011

Robert A. Bradway elected to Norfolk Southern board

NORFOLK, VA. -- Robert A. Bradway has been elected a director of Norfolk Southern Corporation (NYSE: NSC), Chairman and CEO Wick Moorman announced today.

Bradway has been president and chief operating officer of the biotechnology company Amgen since May 2010.  He is responsible for the company's global commercial operations, manufacturing operations, information technology, global government affairs, and worldwide compliance and business ethics organizations.

Bradway joined the company in 2006 as vice president operations strategy and became executive vice president and chief financial officer in April 2007.

Prior to joining the company, he was a managing director at Morgan Stanley in London where he had responsibility for the firm's banking department and corporate finance activities in Europe.  Bradway joined Morgan Stanley in New York as a health care industry investment banker in 1985 and moved to London in 1990 where he served as head of the firm's international health care investment banking activities until assuming broader corporate finance management responsibilities.

Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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 Norfolk Southern contacts:

(Media) Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary:  Norfolk Southern Railway Company                        World Wide Web Site:  www.nscorp.com